Exhibit 99.2

PetSmart Exploring Strategic Alternatives to Maximize Shareholder Value

PHOENIX – August 19, 2014 – PetSmart, Inc. (NASDAQ: PETM), the world’s largest specialty retailer of pet supplies and the foremost authority for pet parents seeking services and solutions for the lifetime needs of their pets, today announced that based on a thorough business review that began last spring, the Board of Directors has determined that it will explore strategic alternatives for the Company to maximize value for shareholders, including a possible sale of the Company. The Board has been working with JP Morgan Securities LLC and Wachtell, Lipton, Rosen & Katz to assist in the process.

Said Gregory P. Josefowicz, Chairman, “PetSmart has delivered superb returns for our investors over a long period of time, with our shares outperforming the S&P 500 in seven of the last 10 fiscal years, and five out of the last six. Indeed, 5-year total shareholder return as of our fiscal year ended February 2, 2014 was 259.3% versus 140.6% for the S&P 500. For the same period, we delivered EPS CAGR of 21%, with 272 basis points of operating income margin expansion, and we returned nearly $2 billion to shareholders through dividends and share repurchases. We are extremely proud of what our PetSmart team has accomplished and, despite recent headwinds affecting PetSmart and many retailers, firmly believe the Company is very well positioned for superior future performance.”

He continued: “Notwithstanding our confidence in the Company’s future prospects, following a detailed Board review of the Company over the last several months, including many constructive conversations with a wide range of shareholders, we have decided to explore options to maximize shareholder value, including a potential sale of the Company.”

“Whatever the outcome of the process, we are as committed as ever to continuing to meet the needs of our customers and their pets, attracting and retaining world class talent, and driving sales and margins,” said Josefowicz. “We are not providing a timetable for our process, nor do we intend to comment further or update the market until it is complete.”

David K. Lenhardt, President and Chief Executive Officer, said, “The entire management team is dedicated to continuing to deliver value for our customers and our shareholders. We are focused on pursuing our strategic plans, including this afternoon’s announcement that we have entered into a definitive agreement to acquire Pet360 which will allow PetSmart to enhance its omni-channel capabilities and provide customers a unique and leading 360-degree shopping experience. This afternoon’s announcement about exploring alternatives will not distract the management team from continuing to pursue a broad range of performance improvement initiatives already underway.”

PetSmart Background

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. Since opening its first store in 1987 in Phoenix, PetSmart has had a long and distinguished history of industry leadership and innovation, including creating the original national chain of pet superstores, combining unique value-added services (including in-store pet training, boarding, day-care, grooming, veterinary care and adoption services) with the broadest and deepest merchandise assortment to create an unrivaled experience for pet parents in a single box.

The company today employs approximately 53,000 highly trained associates and operates approximately 1,352 pet stores in the United States, Canada and Puerto Rico, 200 in-store PetSmart® PetsHotel® dog and cat boarding facilities, and full-service veterinary hospitals in 856 stores.

The Company also has best in class CRM capabilities and a rich database of over 35 million active customers (who accounted for approximately 90% of fiscal 2013 sales). It is the leading online provider of pet supplies and pet care information (http://www.petsmart.com).

Over the past five fiscal years, the Company has averaged 4.2% annual same-store sales growth while delivering an EPS CAGR of 21% and 272 basis points of operating income margin expansion. It has also generated substantial excess free cash flow and prudently returned capital to our shareholders (nearly $2.0 billion over the past five years) through regular dividends and share repurchases. Additionally, it has doubled its return on invested capital from 18.1% in 2009 to 36.2% in 2013.

Through its in-store pet adoption partnership with PetSmart Charities® and PetSmart Charities® of Canada, PetSmart has helped save the lives of more than 5.7 million pets since 1994. PetSmart Charities, Inc. and PetSmart Charities of Canada (collectively “PetSmart Charities”) are independent, nonprofit organizations that save the lives of homeless pets and reduce shelter intake through spay and neuter efforts. In 2013, nearly 440,000 dogs and cats found homes through PetSmart Charities’ adoption centers in all PetSmart stores and by sponsoring community adoption events. PetSmart Charities is the leader in granting money to help pets in need, with more than $34 million given in 2013 throughout North America.

Forward-looking statements

This news release contains forward-looking statements concerning our expectations for future performance, including the statements regarding the exploration of strategic alternatives, whether those strategic alternatives could maximize stockholder value and the statements comprising our 2014 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of PetSmart’s exploration of strategic alternatives; changes in general economic conditions; conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events; our ability to compete effectively; disruption of our supply chain; our ability to effectively manage our growth and operations; changes in our cost structure; and changes in the legal or regulatory environment. There can also be no assurance that the exploration of strategic alternatives will result in a transaction or any other assurance regarding the likelihood that the process will result in any transaction or other strategic change or the timing thereof. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. For additional information on these and other factors that arise when investing in PetSmart, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

PetSmart, Inc.

April Lenhard, 623-587-2025

Investor Relations

or

Sard Verbinnen & Co

Brandy Bergman / Bryan Locke / Margaret Popper

212-687-8080